SCHEDULE 14A INFORMATION
                     Proxy Statement Pursuant to Section 14(a)
                      of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[X]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to 240.14a-11-(c) or 240.14a-12

       ____________________________________________________________________

           CAPITAL REALTY INVESTORS TAX EXEMPT FUND LIMITED PARTNERSHIP
                                        and
          CAPITAL REALTY INVESTORS TAX EXEMPT FUND III LIMITED PARTNERSHIP
     _____________________________________________________________________
   Name of Registrant as Specified in Its Certificate of Limited Partnership

                                MARTIN C. SCHWARTZBERG
                     ___________________________________________
                       Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

[ ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6-(i)(3).

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

[ ]     Fee Paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:  $31,759
        2)   Form, Schedule or Registration Statement No.:  Schedule 14A
        3)   Filing Party:  Capital Realty Investors Tax Exempt Fund Limited
                            Partnership and Capital Realty Investors Tax
                            Exempt Fund III Limited Partnership
        4)   Date Filed:  March 18, 1996

                        Preliminary Proxy Statement

      SPECIAL MEETINGS OF HOLDERS OF BENEFICIAL ASSIGNEE CERTIFICATES
                                    OF
                CAPITAL REALTY INVESTORS TAX EXEMPT FUND
                            LIMITED PARTNERSHIP
                                    AND
               CAPITAL REALTY INVESTORS TAX EXEMPT FUND III
                            LIMITED PARTNERSHIP
                 _________________________________________

                              PROXY STATEMENT

                                    OF

                           MARTIN C. SCHWARTZBERG
                 _________________________________________

                  IN OPPOSITION TO THE PROPOSED MERGERS OF
        CAPITAL REALTY INVESTORS TAX EXEMPT FUND LIMITED PARTNERSHIP
    AND CAPITAL REALTY INVESTORS TAX EXEMPT FUND III LIMITED PARTNERSHIP
       WITH AND INTO AFFILIATES OF CAPITAL APARTMENT PROPERTIES, INC.
                        AND OTHER RELATED PROPOSALS
  _________________________________________________________________________


    TO TAKE ACTION AT THE SPECIAL MEETINGS, AMONG OTHER THINGS, TO APPOINT
          MARTIN C. SCHWARTZBERG AS AN ADDITIONAL GENERAL PARTNER
       AND TO DESIGNATE HIM AS THE MANAGING GENERAL PARTNER OF EACH OF
      CAPITAL REALTY INVESTORS TAX EXEMPT FUND LIMITED PARTNERSHIP AND
      CAPITAL REALTY INVESTORS TAX EXEMPT FUND III LIMITED PARTNERSHIP
          OR, IF SUCH ACTIONS ARE NOT TAKEN AT THE SPECIAL MEETINGS,
                     TO SEEK THE SUPPORT OF THE HOLDERS OF
          BENEFICIAL ASSIGNEE CERTIFICATES OF EACH OF THESE FUNDS
      TO REQUEST THAT ANOTHER SPECIAL MEETING OF EACH FUND BE CALLED
       (OR, IN THE ALTERNATIVE, A CONSENT SOLICITATION BE COMMENCED)
                             TO TAKE THESE ACTIONS
                   _________________________________________


                                  INTRODUCTION

     This Proxy Statement, dated as of April [ ], 1996, which is first being mailed to holders ("BAC Holders") of Beneficial Assignee Certificates ("BACs") on or about [mailing date], 1996, is furnished by Martin C. Schwartzberg in opposition to the proposed mergers
(each a "Proposed Merger;" and collectively the "Proposed Mergers") of each of Capital Realty Investors Tax Exempt Fund Limited Partnership ("CRITEF") and Capital Realty Investors Tax Exempt Fund III Limited Partnership ("CRITEF III;" and together with CRITEF, the "CRITEF Funds") with and into two separate entities formed by Capital
Apartment Properties, Inc. ("CAPREIT") and other related proposals.

                        Preliminary Proxy Statement

     The Proposed Mergers are each proposed to become effective pursuant to the terms of separate Amended and Restated Agreements and Plans of Merger for each CRITEF Fund, dated as of March 14, 1996 (each a "Merger Agreement;" and collectively the "Merger Agreements"). Pursuant to the Agreement of Limited Partnership for CRITEF, approval of the Proposed Merger relating to CRITEF requires the affirmative vote of a majority in interest of Holders CRITEF, Series I and II BACs voting as a single class. Pursuant to the Agreement of Limited Partnership for CRITEF III, approval of the Proposed Merger relating to CRITEF III requires the affirmative vote of a majority in interest of holders of the outstanding CRITEF III, Series III BACs.

     This Proxy Statement and the enclosed [color] proxy card are being furnished to the BAC Holders in connection with the solicitation of proxies by Martin C. Schwartzberg to vote against the Proposed Mergers at the special meetings of BAC Holders, CRITEF and CRITEF III to be held at 10:00 a.m. and 11:00 a.m., respectively, on [meeting date], 1996 at [location] and at any adjournments or postponements thereof (each a "Special Meeting;" and collectively the "Special Meetings").

     This Proxy Statement also is furnished to the BAC Holders to seek proxies for use at the Special Meetings, among other things, to appoint Martin C. Schwartzberg as an additional general partner and to designate Martin C. Schwartzberg as the managing general partner of each of the CRITEF Funds (and vesting in him all obligations, responsibilities and rights attendant to these positions) or, if such actions are not taken at the Special Meetings, to seek their proxies to request that another special meeting of the BAC Holders of each CRITEF Fund be called (or, in the alternative, a consent solicitation be commenced) to take these actions.

     Reference is made to the Joint Proxy Statements of the CRITEF Funds
for soliciting proxies at the Special Meetings, dated [      ], 1996
(the "CRITEF Funds Proxy Statements"), for information concerning the BACs, the beneficial ownership of such BACs by the principal holders thereof, other information concerning the CRITEF Funds management, the background of the Proposed Mergers, a description of the terms of the Proposed Mergers, the rights of appraisal or similar rights of dissenting BAC Holders, if any, recent trading prices for the BACs and certain other matters regarding the BACs and the Special Meetings. Certain of the information discussed in this Proxy Statement has been obtained from the disclosures set forth in the CRITEF Funds Proxy Statements. Martin C. Schwartzberg assumes no responsibility for the accuracy or completeness of any such information.

     Each BAC Holder is entitled to one vote for each BAC held of record
by such BAC Holder at the close of business on [     ], 1996 (the
"Record Date"), with respect to each of the proposals described in this Proxy Statement to be voted upon by such BAC Holder.

                        Preliminary Proxy Statement

                REASONS TO VOTE AGAINST THE PROPOSED MERGERS

     I, Martin C. Schwartzberg, am both a general and limited partner in CRITEF Associates Limited Partnership ("CRITEF Associates"), the general partner of CRITEF, and a limited partner in CRITEF III Associates Limited Partnership ("CRITEF III Associates;" and together with CRITEF Associates, the "General Partners"), the general partner of CRITEF III. As such, I have a financial interest in the Proposed Mergers and, I believe, a fiduciary obligation to act in the best interests of the BAC Holders. I do not hold any BACs. I am opposing the Proposed Mergers (and related proposals) for the following principal reasons:

1.   NOW IS NOT THE TIME TO SELL.

             Over the last several years, I believe the properties that comprise the assets of the CRITEF Funds have done well in light of the current real estate environment. For the year ended December 31, 1995, CRITEF Series I, CRITEF
             Series II and CRITEF III BAC Holders received distributions on a tax exempt basis aggregating $1.08, $1.08 and $1.20, respectively. On the basis of the closing price of each of these series of BACs on September 8, 1995, the last full trading day prior to the public announcement of the initial execution of the Merger Agreements, the annualized after-tax rate of return realized by the BAC Holders for 1995 was 9.19%, 9.93% and 10.0% for CRITEF Series I, CRITEF Series II and CRITEF III, respectively (7.56%, 7.67% and 7.99%, respectively, on the basis of the consideration to be paid in the proposed mergers after deducting fees and expenses of counsel in two Class Action suits (the "Class Actions") brought by certain BAC Holders alleging that the price offered to the BAC Holders in the initial Merger Agreements was inadequate but before any cash flow adjustments). Given these historical rates of return, selling the CRITEF Funds at this time may not be in the best interests of the BAC Holders. I believe that the existing debt held by CRITEF Funds can be refinanced on terms that are more favorable to the BAC Holders than the existing debt and that retain the tax exempt status for distributions to the BAC Holders (although there can be no assurance that such refinancing can be achieved).
             If the Proposed Mergers are consummated, all BAC Holders
             -- whether or not they voted in favor of the Proposed Mergers -- will be forced to dispose of their interests in the BACs for the consideration to be paid in the Proposed Mergers. There is no statutory right for BAC Holders to be paid the appraised value of their BACs nor do the Merger Agreements provide for any such right.

             The CRITEF Funds Proxy Statements suggest that the Proposed Mergers are necessary since ". . . the full amount of BAC Holder invested capital may not be recoverable . . ." on most of the debt held by the CRITEF Funds when such debt matures within the next several years (1998 through

                        Preliminary Proxy Statement

             2000). But you must remember that invested capital is not being recovered in the Proposed Mergers. In fact, assuming the consideration to be paid to the BAC Holders for each BAC is $14.14, $13.93 and $14.88 in the case of the CRITEF Series I, CRITEF Series II and CRITEF III, respectively (as discussed above), the percentage of invested capital recovered per BAC in the Proposed Mergers (based upon an initial purchase price of $25 per BAC) will only be 56.56%, 55.72% and 59.52%, respectively, and in the Proposed Mergers an initial investor would be taking a loss of $10.86, $11.07 and $10.22 per BAC, respectively.

             The General Partners state in the CRITEF Funds Proxy Statements that any renewal of the debt held by the CRITEF Funds may not be on terms that maintain the tax exempt status of distributions to the BAC Holders. It is my opinion that there is a strong possibility that the tax exempt status can be maintained on renewal or refinancing -- although I agree that there can be no certainty. Given the skepticism of the General Partners as to the future tax exempt status of the debt, I find it interesting that the financing source contemplated by CAPREIT to fund the acquisition of the Proposed Mergers is tax exempt bonds (although the CRITEF Funds Proxy
             Statements do not disclose this fact, it is clearly stated in the CAPREIT commitment letter referred to in the Merger Agreements). How can CAPREIT be so certain that its financing will be tax exempt? Are the General Partners implying that CAPREIT's ability to consummate the Proposed Mergers is in question? Ask yourself, why shouldn't the General Partners have attempted to seek to refinance the debt held by the CRITEF Funds without the BAC Holders being required to dispose of their BAC interests (and if the General Partners have made such attempts, why haven't they made any disclosures to that effect in the CRITEF
             Funds Proxy Statements)?

2. I BELIEVE THAT WILLIAM DOCKSER AND H. WILLIAM WILLOUGHBY (WHO CONTROL THE GENERAL PARTNERS) HAVE CONFLICTS OF INTEREST IN THE PROPOSED MERGERS THAT PROVIDE THEM WITH SIGNIFICANT ECONOMIC INCENTIVES TO CONSUMMATE THE PROPOSED MERGERS.

             The Proposed Mergers are one of a series of transactions in which Messrs. Dockser and Willoughby and their affiliates have engaged with affiliates of CAPREIT, including a transaction that closed just months before the Merger Agreements initially were executed (and while the Proposed Mergers were being considered) in which a $4.75 million payment to Messrs. Dockser and Willoughby was made with respect to the redemption of certain contingent limited partnership interests in a CAPREIT affiliate. I believe that these prior transactions may have been a significant factor in Messrs. Dockser and Willoughby deciding to recommend the Proposed

                        Preliminary Proxy Statement

             Mergers. It should be noted that two senior officers of CAPREIT (including its President and Chief Executive Officer) are former employees of C.R.I., Inc. ("CRI"), Messrs. Dockser's and Willoughby's wholly-owned corporation, and that CAPREIT and CRI have their offices in the same office building.

             Given the following interests of Messrs. Dockser and Willoughby in the Proposed Mergers, ask yourself whether you think the terms of the Proposed Mergers were negotiated at arm's length:

                  Upon the consummation of the Proposed Mergers, CRI will receive $1,950,000 for accrued mortgage servicing and administrative fees (under the terms of the Merger Agreements, as originally executed, CRI would have received approximately $4 million) and CRIIMI MAE Services Limited Partnership (whose general partner is a subsidiary of a publicly held corporation of which Messrs. Dockser and Willoughby are the beneficial owners of 5.1% and 4.7% of the outstanding equity, respectively, and are directors and Chairman of the Board and President, respectively) will receive $1,223,940 for accrued mortgage servicing and administrative fees (which amount will be increased by $101,995 for each month after June 1996 that the consummation of the Merger is delayed). It should be emphasized that in the absence of the Proposed Mergers, these accrued fees would not be paid in the foreseeable future. As set forth in the financial statements accompanying the CRITEF Funds Proxy Statements, "[t]he unpaid fees are payable from available cash flow after payment of all current and delinquent base interest and accrued interest on delinquent base interest. If available cash flow from the borrower is insufficient to pay the fee, it is payable on the earlier of prepayment or maturity of the loan, after debt repayment." Ask yourself, should Messrs. Dockser and Willoughby receive any of these fees when BAC Holders are being asked to accept as full payment for their interests in the BACs a significant discount from the initial purchase price for the BACs?

                  If the Proposed Mergers are consummated, affiliates of Messrs. Dockser and Willoughby will be relieved of a potential obligation to repay an affiliate of CAPREIT $1,313,864 related to certain property management contracts for 13 of the properties that secure the debt held by the CRITEF Funds (the amount of this potential repayment would be reduced to $1,149,631 on June 30, 1996).

                        Preliminary Proxy Statement

                  Through their general partnership interests in the CRITEF Funds, Messrs. Dockser and Willoughby will receive an aggregate of approximately $505,000 for the sale of these general partnership interests. (I will receive $250,000 for my partnership interests.) The CRITEF Funds Proxy Statements states that these payments ". . . represent substantially more than the General Partners would receive on account of their general partner interests in the event of the liquidation . . ." of the CRITEF Funds (if liquidated on December 31, 1996, the General Partner of CRITEF would receive only a nominal amount for its interest and the General Partner of CRITEF III would receive nothing for its interest). Why should the General Partners receive any payments for their interests if the BAC Holders must accept a significant discount from the initial purchase price for the BACs?

                  Messrs. Dockser and Willoughby also may receive through affiliates a further payment from a limited partnership interest being retained in the properties that secure the debt held by the CRITEF Funds. CAPREIT has an option to purchase this limited partnership interest at its fair market value (defined as the proportionate interest represented by such limited partnership interest of the fair market value of the partnership property as encumbered by the mortgage loans). Why should Messrs. Dockser and Willoughby receive benefits from any post-merger appreciation of these properties while the BAC Holders are being cashed-out without any such upside potential?

                  CAPREIT has agreed to indemnify Messrs. Dockser and Willoughby and certain affiliates for a period of 3 1/2 years after the consummation of the Proposed Mergers to the same extent they are presently indemnified by the CRITEF Funds.

             In reviewing these benefits to be received by Messrs. Dockser and Willoughby, it should be noted that Oppenheimer & Co., Inc. ("Oppenheimer"), the investment banking firm that was retained by the CRITEF Funds to render fairness opinions, stated in these fairness opinions that at the request of the General Partners it ". . . has not taken into account any consideration paid to or other benefits to be received by the General Partners and its affiliates . . . in connection with the [Proposed] Merger[s] and Oppenheimer expresses no opinion thereon." The reasons for this request by the General Partners are not provided. Ask Messrs. Dockser and Willoughby for an explanation.

                        Preliminary Proxy Statement

3. IN MY VIEW, MESSRS. DOCKSER AND WILLOUGHBY FAILED TO FULFILL THEIR FIDUCIARY OBLIGATIONS TO THE BAC HOLDERS IN NEGOTIATING AND EXECUTING THE MERGER AGREEMENTS.

             The Merger Agreements initially were executed prior to the CRITEF Funds having obtained opinions from an investment banking firm as to the fairness of the consideration to be received by the BAC Holders in the Proposed Mergers (which opinions are required under the terms of the Merger Agreements to be obtained prior to the consummation of the Proposed Mergers). This is particularly troublesome since discussions concerning the Proposed Mergers had been held for nine months prior to the initial execution of the Merger Agreements on September 11,1995 -- thus, there was ample time for the CRITEF Funds to have received fairness opinions. The failure to have obtained fairness opinions at that time is inconsistent with my understanding of the general practice of receiving fairness opinions prior to the execution of a merger agreement. In fact, I believe it is reasonable to imply from the disclosures contained in the CRITEF Funds Proxy Statements that prior to the execution of the Merger Agreements, the General Partners had not even received assurances that a fairness opinion was obtainable. In October 1995, Oppenheimer advised the General Partners that the consideration initially being offered to the BAC Holders
             ". . . would not support a fairness determination by Oppenheimer." Moreover, after the consideration to be paid to the BAC Holders in the Proposed Mergers was increased in January 1996, Oppenheimer still was unable to render a fairness opinion as to the consideration to be paid to the CRITEF Series II BAC Holders until the aggregate consideration to be paid to these BAC Holders was further increased by $260,000. I believe that it is not unreasonable to surmise from this development that, at least with respect to the CRITEF Series II BAC Holders, the consideration to be received in the Proposed Mergers is, in the view of Oppenheimer, on the low-end range of fairness. Yet, Messrs. Dockser and Willoughby publicly have characterized the consideration before the increases as representing "full" value. Ask yourself why Messrs. Dockser and Willoughby were so anxious to sign the Merger Agreements without having first obtained the requisite fairness opinions and why they agreed to terms that their own investment banking firm later told them could not support a fairness determination.

             You also should ask yourself why the Merger Agreements were entered into without Messrs. Dockser and Willoughby having first more actively considered alternative transactions to the Proposed Mergers -- particularly since the Merger Agreements prohibit CRITEF and CRITEF III from seeking higher bids from third parties or initiating discussions or negotiations with such third parties concerning any other possible

                        Preliminary Proxy Statement

             transactions involving the CRITEF Funds (although, under the terms of the Merger Agreements, the CRITEF Funds can respond to unsolicited proposals made by third parties to the extent their fiduciary obligations to the BAC Holders require such a response).

             Until the CRITEF Funds Proxy Statements were mailed, CAPREIT had the right to terminate the Merger Agreements -- without financial penalty -- if it decided for any reason not to proceed with the Proposed Mergers. Why couldn't CAPREIT have completed its due diligence before signing the Merger Agreements -- particularly given the length of the negotiation process? The obligation of CAPREIT to consummate the Proposed Mergers is subject to various conditions, including a financing condition. Accordingly, there can be no certainty that the Proposed Mergers will be consummated even if approved by the BAC Holders. Why were Messrs. Dockser and Willoughby so anxious to sign the Merger Agreements?

             By executing the Merger Agreements, the CRITEF Funds became subject to various restrictions relating to the conduct of their businesses,including limitations on the amount of distributions that are permitted to be paid to the BAC Holders. Even if the BAC Holders determine not to approve the Proposed Mergers (or fairness opinions have not been obtained), a break-up fee of $2.25 million in the case of each of the CRITEF Funds is required under certain circumstances to be paid to CAPREIT -- including if a more favorable transaction is entered into within 270 days after termination of the Merger Agreements. While these types of provisions are not uncommon in merger agreements, what I find objectionable is that Messrs. Dockser and Willoughby agreed, prior to obtaining fairness opinions, to subject the CRITEF Funds to these restrictions and obligations -- particularly given the subsequent determination by Oppenheimer that the consideration to be paid to the BAC Holders under the initial terms of the Merger Agreements would not have supported a fairness determination. Again, ask yourself why Messrs. Dockser and Willoughby were so anxious to execute the Merger Agreements.

             Before entering into the Merger Agreements, why didn't Messrs. Dockser and Willoughby discuss the terms of the Proposed Mergers with an independent person who wasn't receiving personal financial benefits as a result of the consummation of the Proposed Mergers? As a general and limited partner of one of the General Partners and a limited partner of the other, why weren't the terms of the Proposed Mergers discussed with me prior to entering into the Proposed Mergers?

                        Preliminary Proxy Statement

4. IN MY VIEW, THE TERMS OF THE PROPOSED MERGERS DO NOT REPRESENT FULL VALUE TO BAC HOLDERS.

             In a September 11, 1995, press release announcing the Proposed Mergers, Mr. Dockser stated that the Proposed Mergers represented "full value" to the BAC Holders. Yet, on February
             1, 1996, Messrs. Dockser and Willoughby issued another press release on behalf of the CRITEF Funds announcing they had renegotiated the Proposed Mergers to increase the consideration to be paid to the BAC Holders by $8.5 million, for a total of $158.5 million. I believe that this increase resulted from a number of events including: (i) the Class Actions brought by certain BAC Holders alleging that the price offered to the BAC Holders in the initial Merger Agreements was inadequate, and that Messrs. Dockser and Willoughby, among others, breached their fiduciary duty to the BAC Holders or aided and abetted such a breach, engaged in self-dealing and misled BAC Holders in connection with the Proposed Mergers; (ii) the determination by Oppenheimer that the consideration initially offered to the BAC Holders ". . . would not support a fairness determination;" and
             (iii) the litigation commenced by me against CRI and Messrs. Dockser and Willoughby in the Circuit Court of Montgomery County, Maryland (see "Certain Litigation Relating to the Proposed Mergers"). The fact that an additional $8.5 million became available between September and February in my view calls into question how the original $150 million consideration that was proposed to be paid to the BAC Holders could have been described as "full value" by Mr. Dockser in the September press release.
             As mentioned above, even after the February 1, 1996 press release was issued, an additional $260,000 was added to the consideration to be paid to the CRITEF Series II BAC Holders in order for Oppenheimer to render its fairness opinion. Ask Messrs. Dockser and Willoughby when "full value" really becomes "full."

             Further, I am concerned that the value of the assets of the CRITEF Funds (the underlying properties) may be substantially undervalued at $158.5 million. In fact, the $158.5 million does not represent the actual consideration to be paid to BAC Holders. Approximately $1.7 million of this amount is anticipated to be paid to the counsel for the Class Action plaintiffs and up to approximately an additional $1.5 million may be retained by CAPREIT if certain specified cash flow amounts are not achieved (on the other hand, the consideration may be increased by up to an equal amount if these cash flows are achieved). Accordingly, the consideration to be paid to the BAC Holders for each BAC may be as low as $14.14, $13.93 and $14.88 in the case of CRITEF Series I, CRITEF Series II, and CRITEF III, respectively. The BACs originally were issued in 1986-1988 (CRITEF Series I and II in 1986 and 1987, CRITEF III in

                        Preliminary Proxy Statement

             1988) for an aggregate value of $268 million or $25 per BAC. Ask yourself why $1.7 million that otherwise would have been distributed to the BAC Holders in the Proposed Mergers is being given to counsel for the Class Action plaintiffs, when some or all of the $8.5 million increase resulted from Oppenheimer's inability to render fairness opinions.

             Buried in the disclosures made in the CRITEF Funds Proxy Statements is the fact that the BAC Holders in the aggregate may recognize a $15 million capital loss upon the consummation of the Proposed Mergers, which capital loss would reduce the tax basis of the BACs. This reduction in tax basis may result in the taxable gain recognized per BAC to be increased by $1.39 (assuming the loss is equally distributed among the outstanding
             BACs), thus reducing the net consideration being received in the Proposed Mergers for certain BAC Holders by approximately $.39 per BAC (assuming a 28% federal tax rate on capital gains), without considering further reductions due to state or local taxes.

5.   WE DO NOT HAVE COMPLETE AND ADEQUATE INFORMATION WITH WHICH
     TO EVALUATE THE PROPOSED MERGERS.

             In my role as a general and limited partner of CRITEF
             Associates and a limited partner in CRITEF III Associates, I sought to obtain from CRI and Messrs. Dockser and Willoughby additional information about the Proposed Mergers and the values of each of the properties that secure the debt held by the CRITEF Funds, and even brought litigation at my own expense in order to obtain such information and the lists of BAC Holders to permit me to communicate with the BAC Holders as to my concerns about the Proposed Mergers and the management of the CRITEF Funds (See "Certain Litigation Relating to the Proposed Mergers"). I was denied this information and the General Partners vigorously are defending that lawsuit to prevent me from obtaining this information as well as the BAC Holder lists. In my opinion, as a result, at least in part, of these demands, the CRITEF Funds publicly have filed the financial statements of the individual properties that secure the debt held by the CRITEF Funds with the Securities and Exchange Commission (the "SEC"). However, these financial statements are not being mailed to BAC Holders and can only be obtained at prescribed rates from the SEC or the American Stock Exchange. Moreover, reference to these financial statements are not made until page 90 of the 97 page CRITEF Funds Proxy Statements (not including several hundred pages of exhibits).
             Why can't these financial statements be made available by the General Partners, without cost, to any interested BAC Holder?
             Why haven't these financial statements previously been made publicly available so that other potential acquirors could utilize them? Further, certain information provided to Oppenheimer

                        Preliminary Proxy Statement

             in connection with rendering its fairness opinions have not been made publicly available, including certain financial forecasts that were represented to Oppenheimer as being reasonable projections as to the future financial forecast of the CRITEF Funds. Shouldn't the BAC Holders be shown these projections before they vote on whether to dispose of their interests in the BACs?

6. I, AS A GENERAL PARTNER OF CRITEF ASSOCIATES, HAVE NOT APPROVED THE PROPOSED MERGERS.

             The Merger Agreements state that the General Partners of each of the CRITEF Funds have approved and adopted the Proposed Mergers, have determined that the Proposed Mergers are fair to the BAC Holders, and have recommended that the BAC Holders approve the Proposed Mergers. Although I am a general partner of CRITEF Associates, the general partner of CRITEF, I never have expressed approval of the Proposed Mergers, never have determined that the Proposed Mergers are fair to the BAC Holders, and never have recommended that the BAC Holders approve the Proposed Mergers. Shouldn't my objections to the Proposed Mergers have been disclosed in a prominent section of the CRITEF Funds Proxy Statements?

     For the foregoing reasons, I urge you on the [color] proxy card to vote AGAINST the Proposed Mergers and the related proposals being recommended by the General Partners.

                   REASONS TO SUPPORT ACTIONS AT THE SPECIAL MEETINGS,
                 AMONG OTHER THINGS, TO APPOINT MARTIN C. SCHWARTZBERG
               AS AN ADDITIONAL GENERAL PARTNER AND TO DESIGNATE MARTIN C.
                    SCHWARTZBERG AS THE MANAGING GENERAL PARTNER OF
                EACH OF THE CRITEF FUNDS OR, IF SUCH ACTIONS ARE NOT TAKEN
                   AT THE SPECIAL MEETINGS, TO SEEK THE SUPPORT OF THE
                    BAC HOLDERS OF EACH CRITEF FUND TO REQUEST THAT
                    ANOTHER SPECIAL MEETING OF EACH FUND BE CALLED
             (OR, IN THE ALTERNATIVE, A CONSENT SOLICITATION BE COMMENCED)
                                 TO TAKE THESE ACTIONS

     For the reasons discussed above, I believe that Messrs. Dockser and Willoughby placed their own interests before those of the BAC Holders when approving the Proposed Mergers and have a significant financial incentive for the Proposed Mergers to be consummated. In light of these conflicts, if the Proposed Mergers are not approved by the BAC Holders, I urge the BAC Holders to appoint me as an additional general partner of each of CRITEF and CRITEF III and to

                        Preliminary Proxy Statement

designate me at the same time as the managing general partner of each of CRITEF and CRITEF III (and vesting in me all obligations, responsibilities and rights attendant to these positions).

     Therefore, I am asking for your proxy for use at the Special Meetings to appoint me as an additional general partner of each of CRITEF and CRITEF III and to designate me at the same time as the managing general partner of each of CRITEF and CRITEF III. If I am appointed as an additional general partner and designated as the managing general partner of each of the CRITEF Funds, the text of the applicable Partnership Agreements will be amended to reflect such appointment and designation and to make all the conforming changes to effect the same. By appointing me an additional general partner and designating me as the managing general partner of each of the CRITEF Funds, you also will be voting to appoint me as true and lawful attorney-in-fact with full power and authority to do such acts and executed such documents as may be necessary and appropriate to carry out the provision of the CRITEF Funds Partnership Agreements, replacing CRI and its Chairman of the Board, President and any Vice Presidents previously appointed as attorney-in-fact for such purposes. Designating me as an additional general partner and managing general partner of each of the CRITEF Funds will have no adverse effect on the legal or tax structure of the CRITEF Funds. This conclusion has been confirmed, at my request, by the legal opinion of [firm to be retained] that such appointment and designation (1) is in conformity with the Delaware Revised Uniform Limited Partnership Act ("Act") and is not in violation of the Act;
(2) will not impair the limited liability of the BAC Holders; (3) will not cause the termination or dissolution of the CRITEF Funds; and (4) will not cause the CRITEF Funds to be classified as other than a partnership for federal income tax purposes. This legal opinion is required under the CRITEF Funds Partnership Agreements. By designating this law firm on the enclosed [color] proxy card, you are appointing them to render the required opinion.

     If, for any reason, the action to appoint me as an additional general partner of each of the CRITEF Funds and to designate me as the managing general partner thereof is not taken at the Special Meetings, I am seeking your proxy to request that another special meeting of the BAC Holders of each CRITEF Fund be called (or, in the alternative, a consent solicitation be commenced) to take such action. Your proxy to request another special meeting will not obligate you to vote to appoint me as an additional general partner or to designate me as the managing general partner of each of the CRITEF Funds at this additional special meeting. Rather, you merely are consenting to allow me to bring these issues to a vote of BAC Holders either at another special meeting of each of the CRITEF Funds or through a consent solicitation.

     If I am appointed the managing general partner of either of the CRITEF Funds, I will explore all reasonable options to protect and maximize the value of the BACs to the BAC Holders of that CRITEF Fund, in particular exploring possible refinancings of the existing debt held by that CRITEF Fund on terms that are more favorable to the BAC Holders than the existing debt and that retain the tax exempt status of the distributions to the BAC Holders. There can be no assurance that any such refinancing can be achieved.

                        Preliminary Proxy Statement

     For the foregoing reasons, I urge you on the [color] proxy card to vote FOR appointing me as an additional general partner of each of CRITEF and CRITEF III and designating me as the managing general partner of each CRITEF Fund at the Special Meetings and the other matters related thereto or, if such actions are not taken at the Special Meetings, to vote FOR supporting the request that another special meeting of the BAC Holders of each CRITEF Fund be called (or, in the alternative, a consent solicitation be commenced) for purposes of taking these actions.


                     BACKGROUND OF THE PROPOSED MERGERS

PARTIES TO THE MERGER

     C.R.I., Inc. ("CRI"), a real estate asset management and financial services company based in Rockville, Maryland, is a Delaware corporation owned and controlled by William B. Dockser and H. William Willoughby founded in 1974. CRI is a general and limited partner of CRITEF Associates, the general partner of CRITEF, and the general partner of CRITEF III Associates, the general partner of CRITEF III. By its control of CRITEF Associates and CRITEF III Associates, CRI and Messrs. Dockser and Willoughby have controlled the management - as well as the negotiation of the Merger Proposals -- of the CRITEF Funds. Prior to June 1994, Messrs. Dockser and Willoughby and CRI also had significant holdings in CAPREIT, the prospective purchaser of the CRITEF Funds.

     CRITEF and CRITEF III are Delaware limited partnerships. During 1986 - 1988, the CRITEF Funds separately issued Beneficial Assignee Certificates ("BACs") (in the case of CRITEF, Series I and II; and in the case of CRITEF III, Series III), the securities that you hold, which are traded on the American Stock Exchange.

     CRITEF Associates Limited Partnership ("CRITEF Associates") and CRITEF III Associates Limited Partnership ("CRITEF III Associates"), Delaware limited partnerships, are the general partners of CRITEF and CRITEF III, respectively. I, along with CRI and Messrs. Dockser and Willoughby own all of the 1.00% general partnership interest (of which I own beneficially a 33% interest) and all of the 99% limited partnership interest (of which I own beneficially a 24.6% interest) in CRITEF Associates. Additionally CRI owns all of the 1.00% general partnership interest, and I, along with CRI and Messrs. Dockser and Willoughby, own all of the 99% limited partnership interest (of which I own beneficially a 24.6% interest) in CRITEF III Associates.

     Capital Apartment Properties, Inc. ("CAPREIT"), the general partner of each of Watermark Partners, L. P. and Watermark III Partners, L.P., is a self-managed, self-administered private real estate investment trust formed in the Fall of 1993 by CRI and Messrs. Dockser and Willoughby. An affiliate of CAPREIT ("CAPREIT Residential") currently manages a majority (13 out of 18) of the multifamily properties securing the mortgage revenue bonds held by the CRITEF Funds. CAPREIT issued all of its outstanding shares to AP CAPREIT Partners, L.P.

                        Preliminary Proxy Statement

("AP CAPREIT"), an affiliate of Apollo Advisers Real Estate Investment Fund, L.P., on January 31, 1994. According to the CRITEF Funds Proxy Statements, AP CAPREIT holds 99.83% of the outstanding capital stock of CAPREIT.

     Watermark Partners L.P. and Watermark III Partners L.P. are Delaware limited partnerships and affiliates of CAPREIT. These two partnerships were formed specifically for purposes of consummating the Proposed Mergers.

ADDITIONAL INFORMATION CONCERNING THE PROPOSED MERGERS

     BAC Holders are urged carefully to read the CRITEF Funds Proxy Statements for details concerning the terms of the Proposed Mergers and related matters, including "No Dissenter's Rights," "BAC Ownership," and "The Merger Proposals." Martin C. Schwartzberg assumes no responsibility for the accuracy or completeness of any such information.


                    INFORMATION ABOUT MARTIN C. SCHWARTZBERG

     I am both a limited and general partner of CRITEF Associates, the general partner of CRITEF. I also am a limited partner of CRITEF III Associates, the general partner of CRITEF III. I am Chairman and Chief Executive Officer of Capital Management Strategies, Inc., ("CMS") an asset management company specializing in low and moderate income housing. I am a general partner (and in some instances managing general partner) in over 125 private limited partnerships specializing in low and moderate income housing investments. On January 17, 1996, I commenced a consent solicitation of the limited partners of 102 of these private limited partnerships to designate me the managing general partner of these limited partnerships, replacing CRI. (I later solicited the consent of the limited partners of another 3 such partnerships.) As of [date], 1996, I have received the requisite number of consents from limited partners of [ ] of these partnerships to designate me the managing general partner. In connection with these efforts, I currently am engaged in litigation with CRI and Messrs. Dockser and Willoughby regarding the consent solicitations in the Circuit Court of Montgomery County, Maryland and the Superior Court of the District of Columbia (see "Certain Litigation Relating to the Proposed Mergers"). I founded and am currently pro bono chair of the National Foundation for Affordable Housing Solutions, a non-profit organization committed to devising and implementing creative and practical solutions to preserve, improve and augment the nation's stock of affordable housing and enlist private sector service providers to privatize and overhaul the welfare system.

     Prior to January 1, 1990, I was President and Director of CRI which I co-founded in 1974. I left CRI in 1990. Since I left CRI, I have not been involved in the management of the General Partners or the CRITEF Funds.

     I held various advisory positions at HUD from 1968 to 1971, including two years of service on the staff of Secretary George Romney as liaison to the private sector. In this capacity,

                        Preliminary Proxy Statement

I worked to foster the production of low and moderate income housing by non-traditional rental housing developers and assisted in the creation of private/public joint ventures.

                     VOTE REQUIRED FOR MERGER APPROVAL

SPECIAL MEETINGS

     This Proxy Statement is being furnished to the BAC Holders by Martin C. Schwartzberg in connection with the solicitation of proxies for use at each of the Special Meetings of the CRITEF Funds to be held, in the case of CRITEF Series I and II, at 10:00 a.m. and in the case of CRITEF III, at 11:00 a.m., on [date], 1996 at [location] and at any adjournments or postponements thereof.

RECORD DATE

     Only BAC Holders of record as of the close of business on [   ], 1996 (the
"Record Date") are entitled to notice of and to vote at the Special Meetings. According to the CRITEF Funds Proxy Statements, as of the Record Date, there were 2,280,000 CRITEF Series I BACs, 3,238,760 CRITEF Series II BACs and 5,258,268 CRITEF III BACs outstanding. According to the CRITEF Funds Proxy
Statements, as of the Record Date, there were approximately [   ] and [   ]
registered holders of BACs in CRITEF Series I and Series II, respectively, and
approximately [   ] registered holders of BACs in CRITEF III.

VOTE REQUIRED

     According to the CRITEF Funds Partnership Agreements, each BAC Holder is entitled to one vote per BAC (through the Assignor Limited Partners, who shall vote on behalf of and at the instruction of the BAC Holders). Pursuant to the terms of the CRITEF Funds Partnership Agreements, the affirmative vote of a majority in interest (i.e., 50.01%) of the BAC Holders of CRITEF Series I and Series II, voting together as a single class, is required to approve the CRITEF Proposed Merger. Thus, if a majority in interest of CRITEF BAC Holders approve the CRITEF Proposed Merger, the CRITEF Proposed Merger will be deemed approved regardless of whether a majority in interest of the BAC Holders in either Series I or Series II votes against the CRITEF Proposed Merger. The affirmative vote of a majority in interest (i.e., 50.01%) of the BAC Holders of CRITEF III is required to approve the CRITEF III Proposed Merger.

     Pursuant to the terms of the CRITEF Partnership Agreement, the affirmative vote of a majority in interest (i.e., 50.01%) of the BAC Holders of CRITEF Series I and II voting together as a single class is required to appoint me as an additional general partner and to designate me as the managing general partner of CRITEF and to take the other related actions described above.

     Pursuant to the terms of the CRITEF III Partnership Agreement, the affirmative vote of a majority in interest (i.e., 50.01%) of the BAC Holders of CRITEF III is required to appoint me as

                        Preliminary Proxy Statement

an additional general partner and to designate me as the managing general partner of CRITEF III and to take the other related actions described above.

     If for any reason action to appoint me as an additional general partner and to designate me as the managing general partner of each of the CRITEF Funds is not taken at the Special Meetings, then I am seeking your support in requesting that another special meeting of each of the CRITEF Funds be called (or, in the alternative, that a consent solicitation be commenced) to consider appointing me as an additional general partner and designating me as the managing general partner of the CRITEF Funds and taking the other related actions described above. In that instance, pursuant to the terms of the CRITEF Funds Partnership Agreements, the affirmative vote of 10% or more in interest of the BAC Holders of either CRITEF Fund is required to request that another special meeting of that CRITEF Fund be called (or in the alternative, that a consent solicitation be commenced).

DISSENTER'S RIGHTS

     According to the CRITEF Funds Proxy Statements, there are no rights of appraisal or similar rights for BAC Holders of CRITEF or CRITEF III.

PRINCIPAL BAC OWNERSHIP

     Martin C. Schwartzberg knows of no person or "group" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) who, as of __________ __, 1996 beneficially owned more than 5% of the BACs outstanding with respect to CRITEF or CRITEF III.


                              VOTING PROCEDURES

HOW TO VOTE YOUR BACS

     Enclosed with this Proxy Statement is a [color] Proxy Card. Each BAC Holder, whether voting in person or by proxy, may either vote "for," "against" or "abstain" as to each of the proposals set forth therein.

     The CRITEF Funds have three Series of BACs outstanding. CRITEF issued BACs in Series I and Series II. CRITEF III issued one series of BACs, Series
III. If a BAC Holder has BACs in more than one Fund, separate proxy cards should be completed for each Fund.

     You may revoke any Proxy you submit (whether a proxy solicited by the General Partners of the CRITEF Funds or the [color] Proxy Card which I am soliciting) at any time prior to its exercise by (i) attending the appropriate Special Meeting and voting your BACs in person, (ii) submitting a duly executed later dated proxy, or (iii) submitting a written notice of revocation. Unless revoked in the manner set forth above, duly executed Proxies in the form

                        Preliminary Proxy Statement

enclosed will be voted in accordance with your instructions as indicated on the [color] Proxy Card. In the absence of such instructions, such Proxies will be voted (1) AGAINST the Proposed Mergers and other related proposals;
(2) in FAVOR of appointing me as an additional general partner and designating me as the managing general partner of each of the CRITEF Funds and taking the related actions as described above; and (3) if such actions are not taken at the Special Meetings, in FAVOR of requesting another special meeting (or commencement of a consent solicitation) to take the actions referred to in clause (2) above.

     Except as provided above, I am not aware of any other matters to be considered at the Special Meetings. However, if any other matters are properly brought before either of the Special Meetings, such Proxies will be voted on such matters as I, in my sole discretion, may determine, including, without limitation, with respect to any adjournments or postponements of the appropriate Special Meeting from time to time.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETINGS OF BAC HOLDERS, AND NO MATTER HOW FEW BACS YOU MAY OWN, I URGE YOU TO SUPPORT ME IN MY ATTEMPT TO DEFEAT THE PROPOSED MERGERS AND MY EFFORTS TO BECOME MANAGING GENERAL PARTNER OF EACH OF THE CRITEF FUNDS. PLEASE SIGN, DATE AND MAIL THE FULLY COMPLETED [COLOR] PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     You may do this even if you have already sent in a different proxy solicited by the General Partners of the CRITEF Funds. It is the latest dated Proxy that counts. Execution and delivery of a Proxy by a record holder of BACs of either of the CRITEF Funds will be presumed to be a Proxy with respect to all BACs of that CRITEF Fund held by such record holder unless the Proxy specifies otherwise.

                        SOLICITATION EXPENSES AND PROCEDURES

     The entire expense of preparing, assembling, printing and mailing this Proxy Statement and the accompanying forms of proxies and the cost of soliciting proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisers, and public relations firms) will be borne by me. The total amount of expenditures made in connection with this solicitation is estimated to be [$____]. The total amount of expenditures made to date in connection with this solicitation is estimated to be [$____].

     In addition to use of the mails, proxies may be solicited by certain employees or agents of mine by telephone, telegram and personal solicitation, for which no compensation will be paid to such individuals. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material to the customers for whom they hold BACs and I will reimburse them for their reasonable out-of-pocket expenses.

     I have retained D.F. King & Co., Inc. ("D.F. King") for advisory services and the solicitation of proxies[, for which they will receive [$ ]]. D.F. King will solicit proxies from

                        Preliminary Proxy Statement

individuals, brokers, nominees and other institutional holders. Approximately
[   ] persons will be used by D.F. King in its solicitation efforts.  I have agreed to indemnify D.F. King and certain related persons against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws.

     If the Proposed Mergers are not approved by the BAC Holders, I anticipate requesting the approval of the BAC Holders for the CRITEF Funds to reimburse me for my out-of-pocket expenses incurred in connection with this Proxy Statement and the solicitation of proxies hereunder [up to a maximum of $________] at a subsequent special meeting of the BAC Holders of each of the CRITEF Funds.

                CERTAIN LITIGATION RELATING TO THE PROPOSED MERGERS

DELAWARE COURT OF CHANCERY

     On February 15, 1996, I filed suit against CRITEF Associates and CRITEF III Associates in the Delaware Court of Chancery seeking an order compelling those entities (in which I am a limited and/or general partner) to provide me with current lists of the BAC Holders and certain other books and records so that I may evaluate the fairness of the Proposed Mergers and to communicate with the BAC Holders regarding the possible removal of CRITEF Associates and CRITEF III Associates as managing general partners of the CRITEF Funds. [A trial on this matter was heard before Chancellor William Allen on March 6 and 7, 1996. A decision is pending.]

SOUTHERN DISTRICT OF NEW YORK

     On February 16, 1996, a suit was filed against me by the CRITEF Funds, CRITEF Associates, CRITEF III Associates and CRI in the Southern District of New York ("New York Action"). In the suit, the plaintiffs allege two press releases issued by me in February 1996 violated the proxy rules in that these releases were "solicitations" and were being made without complying with the federal proxy rules. Further, the plaintiffs allege that the press releases contained false and misleading statements in violation of the federal proxy rules.

     On March 15, 1996, I filed an answer to the complaint in the New York Action and counterclaims against CRITEF Associates, CRITEF III Associates, and CRI, asserting that their press releases were solicitations that were made without complying with the federal proxy rules and further, that the press releases were false and misleading in violation of the federal proxy rules.

     On March 18, 1996, the Court entered a preliminary injunction against me and granted plaintiff's motion "to the extent that [I am] enjoined, pending the hearing and determination of this action, from (1) making any solicitation within the meaning of Rule 14a-1(l)(1) [definition of solicitation under the federal proxy rules], without regard to Rule 14a-1(l)(2)(iv), without complying with the provisions of Regulation 14A under the Securities Exchange Act of 1934

                        Preliminary Proxy Statement

[the federal proxy rules], and (2) committing any violation of Rule 14a-9
[the antifraud provisions relating to proxy statements] in connection with any solicitation relating to the [CRITEF] Funds."

CIRCUIT COURT OF MONTGOMERY COUNTY, MARYLAND

     On January 18, 1996, I filed suit against CRI and Messrs. Dockser and Willoughby alleging, among other claims, breach of fiduciary duties with respect to the Proposed Mergers and the earlier merger of CAPREIT and AP CAPREIT. In my suit, I allege certain conflicts of interest by Messrs. Dockser and Willoughby with respect to the CAPREIT/AP CAPREIT Merger and the Proposed Mergers, as well as other, unrelated claims.

     In February 1996, my suit against CRI and Messrs. Dockser and Willoughby was consolidated with a declaratory judgment action originally brought by CRI regarding a matter wholly unrelated to the Proposed Mergers. In connection with certain motions for preliminary injunctive relief unrelated to the Proposed Mergers, an evidentiary hearing will be held on April 29, 1996. The subject matter of CRI's suit, as originally pleaded, is an asset management agreement ("AMA") and related budget in private District of Columbia limited partnerships ("CRI AMA Suit"). On February 7, 1996, CRI amended its complaint to add additional claims, including claims for breaches of contracts, tortious interference of economic relations, fraud, negligent misrepresentation, breach of fiduciary duty, defamation and violation of the Maryland Trade Secrets Act. On February [9], 1996, the Court denied motions for ex parte injunctive relief brought by both sides except in so far as the Court entered an order that precluded me from using information that I obtained pursuant to the AMA. CRI and Messrs. Dockser and Willoughby thereafter filed a motion seeking to declare certain communications with the private limited partners in violation of the judge's earlier order. An evidentiary hearing on this motion is scheduled for April 3, 1996.

SUPERIOR COURT OF THE DISTRICT OF COLUMBIA

     In February 1996, CRI filed suit against me in the Superior Court of the District of Columbia seeking a declaratory judgment that the process by which I had solicited consents to designate me as managing general partner, replacing CRI, in 7 private District of Columbia limited partnerships was defective under the relevant partnership agreements. (I have since filed a motion to consolidate these 7 suits.)

     I answered these suits and counterclaimed for injunctive relief, seeking immediate possession of the books and records for the partnerships in which I had obtained the consent of the requisite number of limited partners to designate me as managing general partner. On February 21, 1996, the Court granted my motion for a temporary restraining order, directing that CRI turn over to me the books and records of one such limited partnership. On March 1, 1996, the temporary restraining order was converted to a preliminary injunction. I now have filed a motion seeking a temporary restraining order and preliminary injunctive relief in the other 6 limited partnerships and an amended counterclaim in one of the 7 suits, seeking injunctive relief

                        Preliminary Proxy Statement

with respect to 15 other limited partnerships in which the requisite number of limited partners had consented to designate me managing general partner to replace CRI.

     On March 8, 1996, CRI filed a motion to compel arbitration in the 7 suits it initially brought before the Court. I have opposed CRI's motion.


                         * * * * * * * * * * * *

     PLEASE SIGN, DATE AND RETURN THE ENCLOSED [COLOR] PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. BY SIGNING, DATING AND MAILING THE ENCLOSED [COLOR] PROXY, ANY PROXY PREVIOUSLY SIGNED BY YOU RELATING TO THE SUBJECT MATTER HEREOF AUTOMATICALLY WILL BE REVOKED.

     If you have any question about the voting of BACs, please call me COLLECT at (301) 231-0300 or D.F. King & Co., Inc. TOLL FREE at (800) 669-5550.

     Thank you for your support and consideration.

                                                  Sincerely,


                                                  MARTIN C. SCHWARTZBERG
Dated:  April ___, 1996

                        Preliminary Proxy Statement

                                 IMPORTANT

     YOUR PROXY IS IMPORTANT. No matter how many or how few BACs you own, please sign, date and mail the enclosed [color] proxy card promptly. If you own your BACs in the name of a brokerage firm, bank or other institution, that broker or institution cannot vote your BACs unless he receives your specific instructions. Please contact your broker or institution to vote any BACs you hold in street name. If you own BACs in both CRITEF Funds, please sign, date and mail proxy cards for each Fund.

     If you have any questions or need assistance in the procedures to vote your BACs, please call me at [(301) 231-0300] (Collect) or my proxy solicitor, D.F. King & Co., Inc.:

                            D.F. King & Co., Inc.

One North LaSalle Street    77 Water Street             9841 Airport Boulevard
Chicago, IL  60602          New York, NY  10005         Los Angeles, CA 90045
(312) 236-5882 (Collect)    (212) 269-5550 (Collect)    (213) 215-3861 (Collect)

                                     or

                       Call Toll-Free (800) 669-5550